Filed Pursuant to Rule 433
Registration Statement No. 333-259205

•	CUSIP: 78016NDH7
•	Trade Date: June 20, 2023 (expected)
•	Settlement Date: June 23, 2023 (expected)
•	Valuation Date: December 20, 2024 (expected)
•	Maturity Date: December 26, 2024 (expected)
•	Term: 18 months
•	Reference Assets: the S&P 500® Index (“SPX”) and the Dow Jones Industrial Average™ (“INDU”)
•	Maximum Redemption Amount: At least 115% of the principal amount (to be determined on the Trade Date)
•	Lesser Performing Reference Asset: the Reference Asset with the lowest Percentage Change
•	Percentage Change of each Reference Asset:

•	Payment at maturity linked to the Reference Asset with the lowest Percentage Change.
•
Receive a one-for-one positive return if the level of the Lesser Performing Reference Asset increases from its Initial Level to its Final Level, subject to the Maximum Redemption Amount of at least 115% (to be determined on the Trade Date) of the principal amount of the notes.

•	Return of principal if the Lesser Performing Reference Asset does not increase from its Initial Level to its Final Level.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes do not pay interest.
•	Your notes are likely to have limited liquidity.
•	Your potential payment at maturity is limited.
•	Please see the following page for important risk factor information.
•	We intend to take the position that the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.

DETERMINING PAYMENT AT MATURITY

CUSIP: 78016NDH7	TRADE DATE: June 20, 2023	ISSUE DATE: June 23, 2023

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123025899/brhc20053297_fwp.htm

The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Not Earn a Positive Return on Your Investment.
•	Your Redemption Amount Will Be Determined Solely by Reference to the Lesser Performing Reference Asset, Even if the Other Reference Asset Performs Better.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Potential Payment at Maturity Is Limited.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	You Will Be Required to Include Income on the Notes Over Their Term Based Upon a Comparable Yield, Even Though You Will Not Receive Any Payments Until Maturity.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in the Reference Assets.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
The SPX and INDU are products of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and have been licensed for use by Royal Bank of Canada.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the Notes nor do they have any liability for any errors, omissions, or interruptions of the SPX or INDU.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.